                                                Filed Pursuant To Rule 424(b)(2)
                                                Registration No. 333-61282

PROSPECTUS  SUPPLEMENT
(TO PROSPECTUS DATED JUNE 1, 2001)

                                  $200,000,000

                                 [METLIFE LOGO]
                                                                   [SNOOPY LOGO]
                          5.875% SENIOR NOTES DUE 2033
                             ----------------------

       We will pay interest on the senior notes on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2003. The senior notes will mature on November 21, 2033. We may not redeem the senior notes prior to November 21, 2008. On or after November 21, 2008, we may, at our option, redeem the senior notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to the date of redemption.

       The senior notes will be our unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness. The senior notes will be issued only in registered form in denominations of $25 and integral multiples thereof.

       We have applied to list the senior notes on the New York Stock Exchange and expect trading in the senior notes to begin within 30 days of November 21, 2003, the original issue date.
                             ----------------------

                                                              PER SENIOR NOTE              TOTAL
                                                              ---------------              -----
Public offering price(1)....................................         100%               $200,000,000
Underwriting discount.......................................        3.15%                 $6,300,000
Proceeds, before expenses, to MetLife, Inc. ................       96.85%               $193,700,000

       (1) Plus accrued interest from November 21, 2003, if settlement occurs after that date

       The underwriters may also purchase up to an additional $30 million aggregate principal amount of senior notes from us at the public offering price, less the underwriting discount, within 30 days from the date of the closing of this offering to cover overallotments.

       None of the Securities and Exchange Commission, any state securities commission, the New York Superintendent of Insurance or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The senior notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about November 21, 2003.
                             ----------------------

MERRILL LYNCH & CO.
              A.G. EDWARDS & SONS, INC.
                                          CITIGROUP
                                           UBS INVESTMENT BANK
                                                     WACHOVIA SECURITIES

BANC OF AMERICA SECURITIES LLC
                        CREDIT SUISSE FIRST BOSTON
                                             DEUTSCHE BANK SECURITIES
                                                             JPMORGAN
                             ----------------------
          The date of this prospectus supplement is November 18, 2003.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
About This Prospectus Supplement............................   S-3
Summary of the Offering.....................................   S-4
MetLife, Inc. ..............................................   S-6
Use of Proceeds.............................................   S-6
Selected Consolidated Financial Information.................   S-7
Capitalization..............................................  S-12
Ratio of Earnings to Fixed Charges..........................  S-13
Description of the Senior Notes.............................  S-14
Certain U.S. Federal Income Tax Consequences................  S-17
Underwriting................................................  S-19
Legal Opinions..............................................  S-21

                            PROSPECTUS

About This Prospectus.......................................     2
Where You Can Find More Information.........................     2
Special Note Regarding Forward-Looking Statements...........     3
MetLife, Inc. ..............................................     5
The Trusts..................................................     5
Use of Proceeds.............................................     7
Ratio of Earnings to Fixed Charges..........................     7
Description of Securities...................................     7
Description of Debt Securities..............................     7
Description of Capital Stock................................    16
Description of Trust Preferred Securities...................    23
Description of Guarantees...................................    25
Plan of Distribution........................................    28
Legal Opinions..............................................    29
Experts.....................................................    29

                             ----------------------

       YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NEITHER WE NOR THE UNDERWRITERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. IF ANYONE PROVIDED YOU WITH ADDITIONAL OR DIFFERENT INFORMATION, YOU SHOULD NOT RELY ON IT. NEITHER WE NOR THE UNDERWRITERS ARE MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

       IN CONNECTION WITH THIS OFFERING, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED OR ITS AFFILIATES MAY OVERALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE SENIOR NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL FOR A LIMITED PERIOD. HOWEVER, THERE IS NO OBLIGATION ON MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED OR ITS AFFILIATES TO EFFECT SUCH TRANSACTIONS. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME AND MUST BE BROUGHT TO AN END AFTER A LIMITED PERIOD.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

       This prospectus supplement contains the terms of this offering of senior notes. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information in the accompanying prospectus.

       It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the caption "Where You Can Find More Information" in the accompanying prospectus.

       Unless otherwise stated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "MetLife," "we," "our," or "us" refer to MetLife, Inc., together with Metropolitan Life Insurance Company ("Metropolitan Life"), and their respective direct and indirect subsidiaries, while references to "MetLife, Inc." refer only to the holding company on an unconsolidated basis.

                            SUMMARY OF THE OFFERING

Securities Offered............   $200,000,000 aggregate principal amount of
                                 5.875% senior notes due November 21, 2033 (or
                                 $230,000,000 aggregate principal amount of senior notes if the underwriters' overallotment option is exercised in full).

Interest Rate.................   The senior notes will bear interest from
                                 November 21, 2003 at the rate of 5.875% per year.

Interest Payment Dates........   March 31, June 30, September 30 and December 31
                                 of each year, beginning on December 31, 2003.

Long-Term Senior Unsecured
Debt Ratings..................   Standard & Poor's: A
                                 Moody's: A2*
                                 Fitch: A
                                 A.M. Best: a

                                 The ratings set forth above are not a
                                 recommendation to purchase, hold or sell the senior notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information we have furnished to the rating agencies and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date hereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information and, therefore, a prospective purchaser should check the current ratings before purchasing the senior notes.

                                 * Moody's press release dated August 12, 2003 indicated that the outlook for the rating of MetLife, Inc.'s senior debt remained negative.

Ranking.......................   The senior notes will be our unsecured
                                 obligations and will rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness.

Optional Redemption...........   On or after November 21, 2008, we may, at our
                                 option, redeem the senior notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of senior notes redeemed plus accrued and unpaid interest to the redemption date. See
                                 "Description of the Senior Notes -- Optional
                                 Redemption."

Certain Covenants.............   We will issue the senior notes under an
                                 indenture containing covenants that restrict our ability, with significant exceptions, to:

                                 -     incur debt secured by certain liens on
                                       the stock of Metropolitan Life;

                                 -     dispose of stock of Metropolitan Life;
                                       and

                                 - merge or consolidate with another company or convey, sell or otherwise transfer all or substantially all of our property and assets to another company.

Use of Proceeds...............   We intend to use the net proceeds from the sale
                                 of the senior notes, which we expect will be approximately $193 million after deducting underwriting discounts and the estimated expenses of the offering ($222 million if the underwriters' overallotment option is exercised in full), to repay commercial paper indebtedness.

Clearance and Settlement......   The senior notes will be cleared through The
                                 Depository Trust Company.

Trading.......................   We have applied to list the senior notes on the
                                 New York Stock Exchange under the symbol "MLG."
                                 We expect trading in the senior notes to begin within 30 days of November 21, 2003, the original issue date.

Governing Law.................   State of New York.

                                 METLIFE, INC.

       We are a leading provider of insurance and other financial services to a broad spectrum of individual and institutional customers. We offer life insurance, annuities, automobile and property insurance and mutual funds to individuals, as well as group insurance, reinsurance and retirement and savings products and services to corporations and other institutions. We serve approximately 12 million individuals in the United States and provide benefits to 37 million employees and family members through their plan sponsors.

       We distribute our products and services nationwide through multiple channels, with the primary distribution systems being our core career agency system, our general agency distribution systems, our regional sales forces, our dedicated sales forces, financial intermediaries, independent agents and product specialists. We operate in the international markets that we serve through subsidiaries and joint ventures. Our international segment focuses on the Asia/Pacific region, Latin America and selected European countries and currently has insurance operations in 12 countries serving approximately 8 million customers.

       MetLife, Inc. is incorporated under the laws of the State of Delaware. MetLife, Inc.'s principal executive offices are located at One Madison Avenue, New York, New York 10010-3690 and its telephone number is (212) 578-2211.

                                USE OF PROCEEDS

       We intend to use the net proceeds from the sale of the senior notes, which we expect will be approximately $193 million after deducting underwriting discounts and the estimated expenses of the offering ($222 million if the underwriters' overallotment option is exercised in full), to repay commercial paper indebtedness that has a maturity of under 30 days and has a yield of approximately 1.05% per year.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

       The following table sets forth selected historical consolidated financial information for MetLife. The selected historical consolidated financial information for the years ended December 31, 2002, 2001 and 2000 and at December 31, 2002 and 2001 has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002. This selected consolidated financial information should be read in conjunction with and is qualified by reference to these financial statements and the related notes. The selected historical consolidated financial information for the years ended December 31, 1999 and 1998 and at December 31, 2000, 1999 and 1998 has been derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus supplement or the accompanying prospectus. The selected consolidated financial information at and for the nine months ended September 30, 2003 and 2002 has been derived from the unaudited interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2003. The following consolidated statements of income and consolidated balance sheet data have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Some previously reported amounts have been reclassified to conform with the presentation for the nine months ended September 30, 2003.

                                         FOR THE NINE
                                         MONTHS ENDED
                                         SEPTEMBER 30,             FOR THE YEAR ENDED DECEMBER 31,
                                       -----------------   -----------------------------------------------
                                        2003      2002      2002      2001      2000      1999      1998
                                       -------   -------   -------   -------   -------   -------   -------
                                                              (DOLLARS IN MILLIONS)
STATEMENTS OF INCOME DATA
Revenues:
  Premiums...........................  $14,994   $13,855   $19,077   $17,212   $16,317   $12,084   $11,495
  Universal life and investment-type
    product policy fees..............    1,798     1,561     2,147     1,889     1,820     1,437     1,368
  Net investment income(1)(2)........    8,605     8,341    11,261    11,187    10,986     9,436     9,816
  Other revenues.....................      988     1,030     1,332     1,507     2,229     1,861     1,785
  Net investment gains and
    losses(1)(3)(4)..................     (342)     (524)     (751)     (579)     (390)      (70)    2,022
                                       -------   -------   -------   -------   -------   -------   -------
    Total revenues(5)(6).............   26,043    24,263    33,066    31,216    30,962    24,748    26,486
                                       -------   -------   -------   -------   -------   -------   -------
Expenses:
  Policyholder benefits and
    claims(7)........................   15,096    14,239    19,523    18,454    16,893    13,100    12,649
  Interest credited to policyholder
    account balances.................    2,275     2,177     2,950     3,084     2,935     2,441     2,702
  Policyholder dividends.............    1,483     1,489     1,942     2,086     1,919     1,690     1,651
  Payments to former Canadian
    policyholders(5).................       --        --        --        --       327        --        --
  Demutualization costs..............       --        --        --        --       230       260         6
  Other expenses(2)(8)...............    5,286     4,932     7,015     7,022     7,401     6,210     7,542
                                       -------   -------   -------   -------   -------   -------   -------
    Total expenses(5)(6).............   24,140    22,837    31,430    30,646    29,705    23,701    24,550
                                       -------   -------   -------   -------   -------   -------   -------
Income from continuing operations
  before provision for income
  taxes..............................    1,903     1,426     1,636       570     1,257     1,047     1,936
Provision for income taxes(1)(9).....      476       456       502       204       405       511       684
                                       -------   -------   -------   -------   -------   -------   -------
Income from continuing operations....    1,427       970     1,134       366       852       536     1,252
Income from discontinued operations,
  net of income taxes(1).............       89        74       471       107       101        81        91
                                       -------   -------   -------   -------   -------   -------   -------
Net income...........................  $ 1,516   $ 1,044   $ 1,605   $   473   $   953   $   617   $ 1,343
                                       =======   =======   =======   =======   =======   =======   =======
Net income after April 7, 2000 (date
  of demutualization)................                                          $ 1,173
                                                                               =======

                                                                     AT DECEMBER 31,
                                AT SEPTEMBER 30,   ----------------------------------------------------
                                      2003           2002       2001       2000       1999       1998
                                ----------------   --------   --------   --------   --------   --------
                                                         (DOLLARS IN MILLIONS)
BALANCE SHEET DATA
Assets:
  General account assets(2)...      $244,985       $217,733   $194,256   $183,912   $160,291   $157,278
  Separate account assets.....        69,998         59,693     62,714     70,250     64,941     58,068
                                    --------       --------   --------   --------   --------   --------
     Total assets.............      $314,983       $277,426   $256,970   $254,162   $225,232   $215,346
                                    ========       ========   ========   ========   ========   ========
Liabilities:
  Life and health policyholder
     liabilities(10)..........      $174,508       $162,569   $148,395   $140,040   $122,637   $122,726
  Property and casualty
     policyholder
     liabilities(10)..........         2,896          2,673      2,610      2,559      2,318      1,477
  Short-term debt.............         2,935          1,161        355      1,085      4,180      3,572
  Long-term debt..............         5,703          4,425      3,628      2,400      2,494      2,886
  Separate account
     liabilities..............        69,998         59,693     62,714     70,250     64,941     58,068
  Other liabilities(2)........        38,038         28,255     21,950     20,349     14,972     11,750
                                    --------       --------   --------   --------   --------   --------
     Total liabilities........       294,078        258,776    239,652    236,683    211,542    200,479
                                    --------       --------   --------   --------   --------   --------
  Company-obligated
     mandatorily redeemable
     securities of subsidiary
     trusts...................            --          1,265      1,256      1,090         --         --
                                    --------       --------   --------   --------   --------   --------
Equity:
  Common Stock, at par
     value....................             8              8          8          8         --         --
  Additional paid-in
     capital(11)..............        14,960         14,968     14,966     14,926         --         --
  Retained earnings(11).......         3,667          2,807      1,349      1,021     14,100     13,483
  Treasury stock, at
     cost(11).................          (739)        (2,405)    (1,934)      (613)        --         --
  Accumulated other
     comprehensive income
     (loss)...................         3,009          2,007      1,673      1,047       (410)     1,384
                                    --------       --------   --------   --------   --------   --------
     Total equity.............        20,905         17,385     16,062     16,389     13,690     14,867
                                    --------       --------   --------   --------   --------   --------
     Total liabilities and
       equity.................      $314,983       $277,426   $256,970   $254,162   $225,232   $215,346
                                    ========       ========   ========   ========   ========   ========

                                AT OR FOR THE NINE
                                   MONTHS ENDED
                                   SEPTEMBER 30,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                -------------------   ----------------------------------------------------
                                  2003       2002       2002       2001       2000       1999       1998
                                --------   --------   --------   --------   --------   --------   --------
                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OTHER DATA
  Net income..................  $  1,516   $  1,044   $  1,605   $    473   $    953   $    617   $  1,343
  Return on equity(12)........       N/A        N/A       10.8%       3.2%       6.5%       4.5%      10.5%
  Total assets under
    management(13)............  $336,556   $290,294   $299,187   $282,486   $301,325   $373,612   $360,703
INCOME FROM CONTINUING
  OPERATIONS PER SHARE
  DATA(14)
  Basic earnings per share....  $   1.92   $   1.37   $   1.61   $   0.49   $   1.42        N/A        N/A
  Diluted earnings per
    share.....................  $   1.92   $   1.33   $   1.56   $   0.48   $   1.40        N/A        N/A
INCOME FROM DISCONTINUED
  OPERATIONS PER SHARE
  DATA(14)
  Basic earnings per share....  $   0.12   $   0.10   $   0.67   $   0.14   $   0.10        N/A        N/A
  Diluted earnings per
    share.....................  $   0.12   $   0.10   $   0.65   $   0.14   $   0.09        N/A        N/A
NET INCOME PER SHARE DATA(14)
  Basic earnings per share....  $   2.05   $   1.48   $   2.28   $   0.64   $   1.52        N/A        N/A
  Diluted earnings per
    share.....................  $   2.04   $   1.42   $   2.20   $   0.62   $   1.49        N/A        N/A
DIVIDENDS DECLARED PER
  SHARE(15)...................       N/A        N/A   $   0.21   $   0.20   $   0.20        N/A        N/A

------------

 (1) In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, income related to real estate sold or classified as held-for-sale for transactions initiated on or after January 1, 2002 is presented as discontinued operations. The following table presents the components of income from discontinued operations:

                              FOR THE NINE
                              MONTHS ENDED
                             SEPTEMBER 30,    FOR THE YEAR ENDED DECEMBER 31,
                             --------------   --------------------------------
                             2003     2002    2002   2001   2000   1999   1998
                             -----    -----   ----   ----   ----   ----   ----
                                           (DOLLARS IN MILLIONS)
Net investment income......  $ 42     $126    $159   $169   $159   $128   $146
Net investment gains and
  losses...................    99       (9)    582     --     --     --     (1)
                             ----     ----    ----   ----   ----   ----   ----
  Total revenues...........   141      117     741    169    159    128    145
                             ----     ----    ----   ----   ----   ----   ----
Provision for income
  taxes....................    52       43     270     62     58     47     54
                             ----     ----    ----   ----   ----   ----   ----
  Income from discontinued
     operations............  $ 89     $ 74    $471   $107   $101   $ 81   $ 91
                             ====     ====    ====   ====   ====   ====   ====

 (2) In 1998, we adopted the provisions of Financial Accounting Standards Board ("FASB") Statement No. 125, Accounting for Transfers and Services of Financial Assets and Extinguishments of Liabilities, with respect to our securities lending program. Adoption of the provisions had the effect of increasing assets and liabilities by $3,769 million at December 31, 1998. Effective April 1, 2001, we adopted certain additional accounting and reporting requirements of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement for FASB Statement No. 125, relating to the derecognition of transferred assets and extinguished liabilities and the reporting of servicing assets and liabilities. The adoption of these requirements did not have a material impact on our unaudited interim condensed consolidated financial statements or on our audited annual consolidated financial statements.

 (3) Investment gains and losses are presented net of related policyholder amounts. The amounts netted against investment gains and losses are the following:

                            FOR THE NINE
                            MONTHS ENDED
                            SEPTEMBER 30,      FOR THE YEAR ENDED DECEMBER 31,
                            -------------   --------------------------------------
                            2003    2002    2002    2001    2000    1999     1998
                            -----   -----   -----   -----   -----   -----   ------
                                            (DOLLARS IN MILLIONS)
Gross investment gains and
  losses..................  $(419)  $(626)  $(896)  $(713)  $(444)  $(137)  $2,630
                            -----   -----   -----   -----   -----   -----   ------
Less amounts allocable to:
  Future policy benefit
     loss recognition.....     --      --      --      --      --      --     (272)
  Deferred policy
     acquisition costs....     25      26      (5)    (25)     95      46     (240)
  Participating pension
     contracts............     --      (2)     (7)     --    (126)     21      (96)
  Policyholder dividend
     obligation...........     52      78     157     159      85      --       --
                            -----   -----   -----   -----   -----   -----   ------
  Total...................     77     102     145     134      54      67     (608)
                            -----   -----   -----   -----   -----   -----   ------
Net investment gains and
  losses..................  $(342)  $(524)  $(751)  $(579)  $(390)  $ (70)  $2,022
                            =====   =====   =====   =====   =====   =====   ======

     Gross investment gains and losses exclude amounts related to real estate operations reported as discontinued operations in accordance with SFAS 144.

     Investment gains and losses have been reduced by (i) additions to future policy benefits resulting from the need to establish additional liabilities due to the recognition of investment gains, (ii) deferred policy acquisition amortization, to the extent that such amortization results from investment gains and losses, (iii) adjustments to participating contractholder accounts when amounts equal to such investment gains and losses are applied to the contractholder's accounts, and (iv) adjustments to the policyholder dividend obligation resulting from investment gains and losses. This presentation may not be comparable to presentations made by other insurers.

 (4) Net investment gains and losses presented include settlement payments on derivative instruments that do not qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, of $55 million and $22 million for the nine months ended September 30, 2003 and 2002, respectively, and $33 million and $24 million for the years ended December 31, 2002 and 2001, respectively.

 (5) Includes the following combined financial statement data of Conning Corporation ("Conning"), which was sold on July 2, 2001, our controlling interest in Nvest Companies, L.P. ("Nvest") and its affiliates, which was sold in 2000, MetLife Capital Holdings, Inc., which was sold in 1998, and our Canadian operations and U.K. insurance operations, substantially all of which were sold in 1998:

                                    FOR THE NINE
                                    MONTHS ENDED     FOR THE YEAR ENDED DECEMBER 31,
                                    SEPTEMBER 30,    -------------------------------
                                        2001         2001    2000    1999     1998
                                    -------------    -----   -----   -----   -------
                                                 (DOLLARS IN MILLIONS)
Total revenues....................       $32          $32    $605    $655    $1,405
                                         ===          ===    ====    ====    ======
Total expenses....................       $33          $33    $580    $603    $1,275
                                         ===          ===    ====    ====    ======

     As a result of these sales, we recorded investment gains of $25 million for the nine months ended September 30, 2001, and of $25 million, $663 million and $520 million for the years ended December 31, 2001, 2000 and 1998, respectively.

     In July 1998, Metropolitan Life sold a substantial portion of its Canadian operations to Clarica Life Insurance Company ("Clarica Life"). As part of that sale, a large block of policies in effect with Metropolitan Life in Canada was transferred to Clarica Life, and the holders of the transferred Canadian policies became policyholders of Clarica Life. Those transferred policyholders are no longer policyholders of Metropolitan Life and, therefore, were not entitled to compensation under the plan of reorganization. However, as a result of a commitment made in connection with obtaining Canadian regulatory approval of that sale and in connection with the demutualization, Metropolitan Life's Canadian branch made cash payments to those who were, or were deemed to be, holders of these transferred Canadian policies. The payments were determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of Metropolitan Life.

 (6) Included in total revenues and total expenses for the nine months ended September 30, 2002 are $192 million and $164 million, respectively, related to Aseguradora Hidalgo S.A., which was acquired on June 20, 2002. Included in total revenues and total expenses for the year ended December 31, 2000 are $3,739 million and $3,561 million, respectively, related to GenAmerica Financial Corporation, which was acquired on January 6, 2000.

 (7) Policyholder benefits and claims exclude $(52) million and $(76) million for the nine months ended September 30, 2003 and 2002, respectively, and $(150) million, $(159) million, $41 million, $(21) million and $368 million for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively, of future policy benefit loss recognition, adjustments to participating contractholder accounts and changes in the policyholder dividend obligation that have been netted against net investment gains and losses as such amounts are directly related to such gains and losses. This presentation may not be comparable to presentations made by other insurers.

 (8) Other expenses exclude $(25) million and $(26) million for the nine months ended September 30, 2003 and 2002, respectively, and $5 million, $25 million, $(95) million, $(46) million and $240 million for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively, of amortization of deferred policy acquisition costs that have been netted against net investment gains and losses as such amounts are directly related to such gains and losses. This presentation may not be comparable to presentations made by other insurers.

 (9) Provision for income taxes includes $(145) million, $125 million and $18 million for surplus tax (credited) accrued by Metropolitan Life for the years ended December 31, 2000, 1999 and 1998, respectively. Prior to its demutualization, Metropolitan Life was subject to surplus tax imposed on mutual life insurance companies under Section 809 of the Internal Revenue Code.

(10) Policyholder liabilities include future policy benefits, policyholder account balances, other policyholder funds, policyholder dividends payable and the policyholder dividend obligation.

(11) For additional information regarding these items, see Notes 1 and 17 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2002.

(12) Return on equity is defined as net income divided by average total equity, excluding accumulated other comprehensive income (loss).

(13) Includes MetLife's general account and separate account assets managed on behalf of third parties. Includes $21 billion of assets under management managed by Conning at December 31, 2000. Conning was sold on July 2, 2001. Includes $133 billion and $135 billion of assets under management managed by Nvest at December 31, 1999 and 1998, respectively. Nvest was sold on October 30, 2000.

(14) Based on earnings subsequent to the date of demutualization. For additional information regarding net income per share data, see Note 19 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2002.

(15) On October 21, 2003, our Board of Directors declared a dividend of $0.23 per common share payable on December 15, 2003 to shareholders of record on November 7, 2003.

                                 CAPITALIZATION

       The following table sets forth our capitalization at September 30, 2003, on an actual basis and as adjusted to give effect to this offering of senior notes (assuming the underwriters do not exercise their overallotment option) and the use of proceeds.

                                                              AT SEPTEMBER 30, 2003
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
                                                              (DOLLARS IN MILLIONS)
Short-term debt(1)(3).......................................  $ 2,935     $ 2,742
Long-term debt(2)(3)........................................    5,703       5,896
Shares subject to mandatory redemption......................      277         277
                                                              -------     -------
  Total debt................................................    8,915       8,915
                                                              -------     -------
Stockholders' equity:
  Common stock, at par value................................        8           8
  Additional paid-in capital................................   14,960      14,960
  Retained earnings.........................................    3,667       3,667
  Treasury stock, at cost...................................     (739)       (739)
  Accumulated other comprehensive income....................    3,009       3,009
                                                              -------     -------
  Total stockholders' equity................................   20,905      20,905
                                                              -------     -------
     Total capitalization...................................  $29,820     $29,820
                                                              =======     =======

------------

 (1) Subsequent to September 30, 2003, there was a net increase of approximately $600 million in the aggregate principal amount of commercial paper outstanding.

 (2) On November 1, 2003, $400 million and $300 million aggregate principal amount of long-term debt matured and was redeemed, respectively.

 (3) Does not reflect the anticipated incurrence by MetLife, Inc. of additional long-term debt in the aggregate principal amount of approximately $500 million promptly after the date of this prospectus supplement and the repayment of approximately $330 million of short-term debt out of the proceeds of such additional long-term debt.

                       RATIO OF EARNINGS TO FIXED CHARGES

       The following table sets forth our ratio of earnings to fixed charges.

                                          NINE MONTHS
                                             ENDED
                                         SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                         -------------   --------------------------------
                                         2003    2002    2002   2001   2000   1999   1998
                                         -----   -----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges.....  1.78    1.59    1.54   1.15   1.34   1.33   1.61

       For purposes of this computation, earnings are defined as income from continuing operations before provision for income taxes excluding undistributed income and losses from equity method investments, minority interest and fixed charges. Fixed charges are the sum of interest and debt issue costs, interest credited to policyholder account balances, interest on bank deposits and an estimated interest component of rent expense.

                        DESCRIPTION OF THE SENIOR NOTES

       The following description of the particular terms of the senior notes supplements the description of the general terms and provisions of the debt securities set forth under "Description of Debt Securities" beginning on page 7 in the accompanying prospectus. The accompanying prospectus contains a detailed summary of additional provisions of the senior notes and of the indenture, dated as of November 9, 2001, between MetLife, Inc. and J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.), as trustee, under which the senior notes will be issued. The following description replaces the description of the debt securities in the accompanying prospectus, to the extent of any inconsistency. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus. As used in this "Description of the Senior Notes" section, "we," "us," "our" and "MetLife" mean MetLife, Inc. and do not include its subsidiaries.

GENERAL

       The senior notes are a series of debt securities described in the accompanying prospectus, and are senior debt securities. MetLife, Inc. will issue the senior notes under an indenture dated as of November 9, 2001, as supplemented by a Fifth Supplemental Indenture to be dated as of November 21, 2003, between us and J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.), as trustee. There is no limit on the aggregate principal amount of senior notes of this series that MetLife, Inc. may issue under the indenture.

       The senior notes will bear interest at the rate of 5.875% per year. Interest on the senior notes will accrue from November 21, 2003. We will pay interest on the senior notes on March 31, June 30, September 30, and December 31 of each year, beginning on December 31, 2003, to the persons or entities in whose names the senior notes are registered at the close of business on the preceding March 15, June 15, September 15 or December 15, as the case may be. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the senior notes is not a business day, then a payment of the interest payable on such date will be made on the next succeeding day that is a business day, except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on the date the payment was originally payable. Accordingly, no interest will accrue on the amount so payable for the period from and after such interest payment date to the date the payment is made. Unless the senior notes have previously been redeemed, the senior notes will mature, and the principal amount of the senior notes will become payable, on November 21, 2033.

       The senior notes will be issued only in registered form in denominations of $25 and integral multiples thereof. We expect market makers to trade the senior notes in round lots of 100 units (representing $2,500 aggregate principal amount).

       The senior notes will not be entitled to any sinking fund.

FURTHER ISSUES

       MetLife, Inc. may, without the consent of the holders of the senior notes, issue additional senior notes having the same ranking and the same interest rate, maturity and other terms as the senior notes offered by this prospectus supplement, except for the issue price and issue date and, in some cases, the first interest payment date. Any such additional senior notes having such similar terms will, together with the senior notes offered by this prospectus supplement, constitute a single series of senior notes under the indenture. No additional senior notes may be issued if an Event of Default has occurred with respect to the senior notes.

RANKING

       The senior notes will be unsecured obligations of MetLife, Inc. and will rank equally in right of payment with all of MetLife, Inc.'s existing and future unsecured, unsubordinated indebtedness. The senior notes will rank senior to any subordinated indebtedness.

       Because MetLife, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, including Metropolitan Life, upon the subsidiary's dissolution, liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent MetLife, Inc. may be recognized as a creditor of that subsidiary. Accordingly, MetLife, Inc.'s obligations under the senior notes will be effectively subordinated to all existing and future indebtedness and liabilities of its subsidiaries, including liabilities under contracts of insurance and annuities written by MetLife, Inc.'s insurance subsidiaries. Holders of senior notes should look only to MetLife, Inc.'s assets for payment thereunder.

OPTIONAL REDEMPTION

       MetLife, Inc. may not redeem the senior notes prior to November 21, 2008. On or after November 21, 2008, MetLife, Inc. may, at its option, redeem the senior notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to the date of redemption. MetLife, Inc. must give not less than 30 nor more than 90 days prior written notice of any redemption.

       If less than all of the senior notes are to be redeemed, the trustee will select the senior notes or portions of the senior notes to be redeemed by such method as the trustee deems fair and appropriate. The trustee may select senior notes and portions of senior notes in amounts of $25 and whole multiples of $25.

DEFEASANCE

       The discharge, defeasance and covenant defeasance provisions of the indenture described under the caption "Description of Debt
Securities -- Discharge, Defeasance and Covenant Defeasance" on page 14 of the accompanying prospectus will apply to the senior notes.

NOTICES

       We will mail notices to the addresses of the holders of the senior notes that are shown on the registers for the senior notes.

THE TRUSTEE; PAYING AGENTS AND TRANSFER AGENTS

       J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.) is the trustee under the indenture. The trustee and its affiliates also perform certain commercial banking services for us and may serve as trustee pursuant to indentures and other instruments entered into by us or trusts established by us in connection with future issues of securities, for which they receive customary fees. The trustee will be the paying agent and transfer agent for the senior notes.

BOOK-ENTRY; DELIVERY AND FORM

       The senior notes will be offered and sold in principal amounts of $25 and integral multiples of $25. We will issue the senior notes in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the "global notes." Each global note will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or any successor thereto (the "Depositary"), as depositary, and registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for senior notes in definitive form, no global note may be transferred except as a whole by the Depositary to a nominee of such Depositary. Investors may elect to hold interests in the global notes through the Depositary or indirectly through organizations which are participants in such system.

       DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform

Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's participants ("Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Participants' accounts. This eliminates the need for physical movement of securities certificates.

       "Direct Participants" in DTC include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, each of which is a subsidiary of DTCC, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

       Purchases of the senior notes under DTC's book-entry system must be made by or through Direct Participants, which will receive a credit for the senior notes on the records of DTC. The ownership interest of each actual purchaser of the senior notes, which we refer to as the "beneficial owner," is in turn to be recorded on the Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the senior notes is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

       To facilitate subsequent transfers, all global notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the global notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the senior notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such senior notes are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

       So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the senior notes represented by the global notes for all purposes under the indenture. Except as provided below, beneficial owners of interests in the global notes will not be entitled to have book-entry notes represented by the senior notes registered in their names, will not receive or be entitled to receive physical delivery of senior notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a Participant, on the procedures of the Participants through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders of senior notes or that an owner of a beneficial interest in the senior notes desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take the action, and the Participants would authorize beneficial owners owning through the Participants to give or to take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

       Payments of principal of and interest on the senior notes will be made to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC's practice is to credit the accounts of the Direct Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants.

CERTIFICATED NOTES

       We will issue certificated senior notes to each person that DTC identifies as the beneficial owner of the senior notes represented by the global notes upon surrender by DTC of the global notes if:

       - DTC notifies us that it is unwilling or unable to continue as a depository for the global notes or DTC is no longer registered or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, and in either case, we have not appointed a successor depository within 90 days of our receipt of that notice; or

       - We determine to no longer have the senior notes represented by global notes.

       Neither MetLife, Inc. nor the trustee will be liable for any delay by DTC, its nominee or any Direct or Indirect Participant in identifying the beneficial owners of the senior notes. MetLife, Inc. and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the senior notes to be issued.

SAME DAY SETTLEMENT AND PAYMENT

       Settlement for the senior notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of the senior notes will be made by us in immediately available funds.

       The senior notes will trade in DTC's Same-Day Funds Settlement System until maturity and secondary market trading activity in the senior notes will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the senior notes.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

       The following summary describes certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the senior notes by beneficial owners of the senior notes that are "U.S. holders" (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The discussion applies only to beneficial owners that acquire the senior notes pursuant to the offering at the initial offering price and who will hold the senior notes as capital assets within the meaning of Section 1221 of the Code. This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to holders of the senior notes in light of their particular circumstances or to holders subject to special rules (such as broker-dealers, banks or other financial institutions, insurance companies, partnerships, tax-exempt organizations, persons that have a functional currency other than the U.S. dollar, and persons who hold the senior notes as part of a hedging or conversion transaction). This summary does not address the effects of any state, local or non-U.S. tax laws. Prospective holders should consult their tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the senior notes.

       For purposes of the following discussion, a "U.S. holder" means a beneficial owner of a senior note that is for U.S. federal income tax purposes:

       -     an individual citizen or resident of the United States;

       - a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State or the District of Columbia;

       - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

       - a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

       Payments of Interest. Interest paid with respect to the senior notes will generally be taxable to a U.S. holder as ordinary income at the time accrued or received, in accordance with such U.S. holder's method of accounting for U.S. federal income tax purposes.

       Disposition of Senior Notes. Upon the sale, exchange, redemption, retirement or other disposition of a senior note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other disposition (except to the extent of accrued but unpaid interest, which will be taxable as ordinary income) and such holder's adjusted tax basis in the senior notes. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if a U.S. holder has held the senior note for more than one year.

INFORMATION REPORTING AND BACKUP WITHHOLDING

       In general, information reporting requirements will apply to payments of principal and interest made on the senior notes to, and to the proceeds of the sale of the senior notes within the U.S. by, certain non-corporate U.S. holders of senior notes, and backup withholding at the applicable rate will apply to these payments if the U.S. holder (i) fails to provide an accurate taxpayer identification number in the manner required or (ii) is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns.

       INVESTORS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICABILITY OF THE ABOVE TAX CONSEQUENCES TO THEIR PARTICULAR SITUATIONS, INCLUDING THE NECESSITY OF SATISFYING VARIOUS CERTIFICATION REQUIREMENTS, AND CONCERNING THE APPLICABILITY OF OTHER TAXES, SUCH AS ESTATE TAXES AND STATE AND LOCAL TAXES.

                                  UNDERWRITING

       We intend to offer the senior notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement and the related pricing agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the senior notes listed opposite their names below.

                                                                  PRINCIPAL
   UNDERWRITER                                                      AMOUNT
   -----------                                                    ---------
   Merrill Lynch, Pierce, Fenner & Smith
                Incorporated...................................  $ 35,500,000
   A.G. Edwards & Sons, Inc. ..................................    35,000,000
   Citigroup Global Markets Inc. ..............................    35,000,000
   UBS Securities LLC..........................................    35,000,000
   Wachovia Capital Markets, LLC ..............................    35,000,000
   Banc of America Securities LLC..............................     4,125,000
   Credit Suisse First Boston LLC..............................     4,125,000
   Deutsche Bank Securities Inc. ..............................     4,125,000
   J.P. Morgan Securities Inc. ................................     4,125,000
   Banc One Capital Markets, Inc. .............................       800,000
   Blaylock & Partners, L.P. ..................................       800,000
   HSBC Securities (USA) Inc. .................................       800,000
   J.J.B. Hilliard, W.L. Lyons, Inc. ..........................       800,000
   Lehman Brothers Inc. .......................................       800,000
   Quick & Reilly, Inc. .......................................       800,000
   RBC Dain Rauscher Inc. .....................................       800,000
   Raymond James & Associates, Inc. ...........................       800,000
   U.S. Bancorp Piper Jaffray Inc. ............................       800,000
   Wells Fargo Securities, LLC.................................       800,000
                                                                 ------------
                Total..........................................  $200,000,000
                                                                 ============

       Under the terms and conditions of the underwriting agreement, if the underwriters take any of the senior notes, then the underwriters are obligated to take and pay for all of the senior notes (other than those covered by the overallotment option described below).

       We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

NEW ISSUE OF NOTES

       The senior notes are a new issue of securities with no established trading market. We have applied to list the senior notes on the New York Stock Exchange. We expect trading of the senior notes on the New York Stock Exchange to commence within a 30-day period after the initial delivery of the senior notes. The underwriters have advised us that they intend to make a market for the senior notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the senior notes.

COMMISSIONS AND DISCOUNTS

       We have been advised by the underwriters that the underwriters propose initially to offer some of the senior notes to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the senior notes to certain dealers at the public offering price less concessions not in excess of 2%. The underwriters may allow, and these dealers may reallow, concessions not in excess of 1.80% of the principal amount of the senior notes on sales of the senior notes to certain other dealers. After the initial offering of the senior notes to the public, the representative may change the public offering price and concessions.

       We estimate that our expenses for this offering will be approximately $650,000.

OVERALLOTMENT OPTION

       We have granted to the underwriters an option, exercisable for 30 days from and including the date of the closing of this offering, to purchase up to $30 million aggregate principal amount of additional senior notes to cover overallotments, if any, at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter will become obligated to purchase approximately the same percentage of the additional senior notes as the underwriter purchased in the original offering.

PRICE STABILIZATION, SHORT POSITIONS

       In connection with the offering of the senior notes, the representative may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. Specifically, the representative may overallot in connection with the offering of the senior notes, creating a syndicate short position.

       In addition, the representative may bid for, and purchase, senior notes in the open market to cover syndicate short positions or to stabilize the price of the senior notes. Finally, the representative may reclaim selling concessions allowed for distributing the senior notes in the offering of the senior notes, if the representative repurchases previously distributed senior notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the senior notes above independent market levels. The representative is not required to engage in any of these activities, may end any of them at any time, and must bring them to an end after a limited period.

OTHER RELATIONSHIPS

       In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. The trustee under the indenture relating to the senior notes is an affiliate of J.P. Morgan Securities Inc.

                                 LEGAL OPINIONS

       The validity of the senior notes offered hereby will be passed upon for MetLife, Inc. by James L. Lipscomb, Executive Vice-President and General Counsel of MetLife, Inc. As of the date of this prospectus supplement, Mr. Lipscomb beneficially owns shares of MetLife, Inc. common stock and holds options to purchase MetLife, Inc. common stock. Debevoise & Plimpton has acted as special tax counsel for MetLife, Inc. Debevoise & Plimpton maintains a group life insurance policy with Metropolitan Life. Skadden, Arps, Slate, Meagher & Flom LLP will pass upon certain legal matters for the underwriters. Skadden, Arps, Slate, Meagher & Flom LLP has, from time to time, represented, currently represents, and may continue to represent, us in connection with various legal matters. Skadden, Arps, Slate, Meagher & Flom LLP maintains a group life insurance policy and short- and long-term disability insurance policies with Metropolitan Life. Helene L. Kaplan and Curtis H. Barnette who are of counsel to Skadden, Arps, Slate, Meagher & Flom LLP, are directors of MetLife, Inc. and Metropolitan Life, and serve as chair or members of certain committees of the board of directors of MetLife, Inc. and Metropolitan Life.

PROSPECTUS

                                 $4,000,000,000

                                 [METLIFE LOGO]
               DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

                            METLIFE CAPITAL TRUST II
                           METLIFE CAPITAL TRUST III
                           TRUST PREFERRED SECURITIES
             FULLY AND UNCONDITIONALLY GUARANTEED BY METLIFE, INC.,
                              AS SET FORTH HEREIN

     MetLife, Inc., MetLife Capital Trust II and MetLife Capital Trust III will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

     THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

     MetLife, Inc., MetLife Capital Trust II and MetLife Capital Trust III may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus.

     MetLife, Inc.'s common stock is listed on the New York Stock Exchange under the trading symbol "MET".

     None of the Securities and Exchange Commission, any state securities commission, the New York Superintendent of Insurance or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is June 1, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    2
Where You Can Find More Information.........................    2
Special Note Regarding Forward-Looking Statements...........    3
MetLife, Inc................................................    5
The Trusts..................................................    5
Use of Proceeds.............................................    7
Ratio of Earnings to Fixed Charges..........................    7
Description of Securities...................................    7
Description of Debt Securities..............................    7
Description of Capital Stock................................   16
Description of Trust Preferred Securities...................   23
Description of Guarantees...................................   25
Plan of Distribution........................................   28
Legal Opinions..............................................   29
Experts.....................................................   29

                             ABOUT THIS PROSPECTUS

     Unless otherwise stated or the context otherwise requires, references in this prospectus to "MetLife," "we," "our," or "us" refer to MetLife, Inc., together with Metropolitan Life Insurance Company, and their respective direct and indirect subsidiaries, while references to "MetLife, Inc." refer only to the holding company on a nonconsolidated basis. References in this prospectus to the "trusts" refer to MetLife Capital Trust II and MetLife Capital Trust III.

     This prospectus is part of a registration statement that MetLife, Inc., MetLife Capital Trust II and MetLife Capital Trust III filed with the SEC using a "shelf" registration process. Under this shelf process, MetLife, Inc. may, from time to time, sell any combination of debt securities, preferred stock and common stock, and MetLife Capital Trust II and MetLife Capital Trust III may, from time to time, sell trust preferred securities guaranteed by MetLife, Inc., as described in this prospectus, in one or more offerings up to a total dollar amount of $4,000,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities MetLife, Inc. and the trusts may offer. Each time that securities are sold, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     You should rely on the information contained or incorporated by reference in this prospectus. Neither MetLife, Inc. nor the trusts have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither MetLife, Inc. nor the trusts are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                      WHERE YOU CAN FIND MORE INFORMATION

     MetLife, Inc. files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information, including the registration statement of which this prospectus is a part, can be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including MetLife, Inc. MetLife, Inc.'s common stock is listed and traded on the New York Stock Exchange. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The SEC allows "incorporation by reference" into this prospectus of information that MetLife, Inc. files with the SEC. This permits MetLife, Inc. to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. MetLife, Inc. incorporates by reference the following documents which have been filed with the
SEC:

     - Registration Statement on Form 8-A, dated March 31, 2000, relating to registration of shares of MetLife, Inc.'s common stock and Registration Statement on Form 8-A, dated March 31, 2000, relating to registration of MetLife, Inc.'s Series A Junior Participating Preferred Stock purchase rights;

     - Annual Report on Form 10-K for the year ended December 31, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - Current Report on Form 8-K dated May 8, 2001; and

     - Proxy Statement for the Annual Meeting of Shareholders Held on April 24, 2001.

     MetLife, Inc. incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until MetLife, Inc., MetLife Capital Trust II and MetLife Capital Trust III file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

     MetLife, Inc. will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, MetLife, Inc., One Madison Avenue, New York, New York 10010-3690 (telephone number 1-800-649-3593). You may also obtain some of the documents incorporated by reference into this document at MetLife's website, www.metlife.com. You should be aware that the information contained on MetLife's website is not a part of this document.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

     This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

     Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining MetLife's actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

     - changes in general economic conditions, including the performance of financial markets and interest rates;

     - heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

     - unanticipated changes in industry trends;

     - MetLife, Inc.'s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends;

     - deterioration in the experience of the "closed block" established in connection with the reorganization of MetLife, Inc.'s subsidiary Metropolitan Life Insurance Company;

     - catastrophe losses;

     - regulatory, accounting or tax changes that may affect the cost of, or demand for, our products or services;

     - downgrades in our ratings;

     - discrepancies between actual claims experience and assumptions used in setting prices for our products and establishing the liabilities for our obligations for future policy benefits and claims;

     - adverse litigation or arbitration results;

     - our ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption;

     - other risks and uncertainties described from time to time in MetLife, Inc.'s or the trusts' filings with the Securities and Exchange Commission;

     - the risk factors or uncertainties listed herein or listed from time to time in prospectus supplements or any document incorporated by reference herein; and

     - other risks and uncertainties that have not been identified at this time.

Neither MetLife, Inc. nor the trusts undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. or the trusts later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures MetLife, Inc. or the trusts make on related subjects in reports to the SEC.

                                 METLIFE, INC.

     We are a leading provider of insurance and financial services to a broad spectrum of individual and institutional customers. We currently provide individual insurance, annuities and investment products to approximately nine million households, or one of every 11 households in the U.S. We also provide group insurance and retirement and savings products and services to approximately 70,000 corporations and other institutions, including 87 of the FORTUNE 100 largest companies. Our institutional clients have approximately 33 million employees and members.

     We distribute our products and services nationwide through multiple channels, with the primary distribution systems being our core career agency system, our general agency distribution systems, our regional sales forces, our dedicated sales forces, financial intermediaries, independent agents and product specialists. We operate in the international markets that we serve through subsidiaries and joint ventures. Our international segment focuses on the Asia/Pacific region, Latin America and selected European countries and currently has insurance operations in twelve countries.

     MetLife, Inc. is incorporated under the laws of the State of Delaware. Its principal executive offices are located at One Madison Avenue, New York, New York 10010-3690. Its telephone number is (212) 578-2211.

THE REORGANIZATION

     On April 7, 2000, pursuant to an order by the New York Superintendent of Insurance approving its plan of reorganization, as amended, Metropolitan Life Insurance Company converted from a mutual life insurance company to a stock life insurance company and became MetLife, Inc.'s wholly-owned subsidiary. In connection with the plan of reorganization, each policyholder's membership interest was extinguished and each eligible policyholder received, in exchange for that interest, trust interests representing shares of MetLife, Inc.'s common stock to be held in the MetLife Policyholder Trust, cash or an adjustment to policy values in the form of policy credits, as provided in the plan of reorganization. A total of 494,466,664 shares of MetLife, Inc.'s common stock were distributed to the MetLife Policyholder Trust for the benefit of policyholders. For more information regarding the MetLife Policyholder Trust, see "Description of Securities -- Description of Capital Stock -- MetLife Policyholder Trust."

     Immediately following the demutualization, MetLife, Inc. conducted an initial public offering of a total of 232,300,000 shares of common stock, and MetLife, Inc. and MetLife Capital Trust I, a Delaware statutory business trust that MetLife, Inc. wholly owns, conducted a public offering of a total of 20,125,000 8.00% equity security units. Concurrently with the foregoing offerings, MetLife, Inc. sold a total of 60,000,000 shares of common stock in private placements. For more information regarding the private placements, see "Description of Securities -- Description of Capital Stock -- Registration Rights Granted, and Restrictions Imposed, in Connection With Private Placements of MetLife, Inc.'s Common Stock."

                                   THE TRUSTS

     MetLife Capital Trust II and MetLife Capital Trust III are statutory business trusts formed on May 17, 2001 under Delaware law pursuant to declarations of trust between the trustees named therein and MetLife, Inc. and the filing of certificates of trust with the Secretary of State of the State of Delaware. MetLife, Inc., as sponsor of the trusts, and the trustees named in the declarations of trust will amend and restate the declarations of trust in their entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part, as of or prior to the date the trusts issue any trust preferred securities. The declarations of trust will be qualified as indentures under the Trust Indenture Act.

     The trusts exist for the exclusive purposes of:

     - issuing preferred securities and common securities;

     - investing the gross proceeds of the preferred securities and common securities in related series of debt securities, which may be senior or subordinated, issued by MetLife, Inc.; and

     - engaging in only those other activities which are necessary, appropriate, convenient or incidental to the purposes set forth above.

     The payment of periodic cash distributions on the trust preferred securities and payments on liquidation and redemption with respect to the trust preferred securities, in each case to the extent the trusts have funds legally and immediately available, will be guaranteed by MetLife, Inc. to the extent set forth under "Description of Guarantees."

     MetLife, Inc. will own, directly or indirectly, all of the common securities of the trusts. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities of each trust will represent the remaining 97% of each trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if MetLife, Inc. defaults on the related series of debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the trust preferred securities in priority of payment.

     The trusts each have a term of approximately 55 years, but may terminate earlier as provided in their respective declarations of trust. The trusts' business and affairs will be conducted by the trustees appointed by MetLife, Inc., as the direct or indirect holder of all of the common securities. The holder of the common securities of each trust will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the trust. However, the number of trustees shall be at least two, at least one of which shall be an administrative trustee. The duties and obligations of the trustees will be governed by the declaration of trust for each trust. A majority of the trustees of each trust will be persons who are employees or officers of or affiliated with MetLife, Inc. One trustee of each trust will be a financial institution which will be unaffiliated with MetLife, Inc. and which will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each trust will have its principal place of business or reside in the State of Delaware.

     The property trustee will hold title to the debt securities for the benefit of the holders of the trust securities and the property trustee will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debt securities. In addition, the property trustee will maintain exclusive control of a segregated noninterest bearing bank account to hold all payments made in respect of the debt securities for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from this property account.

     The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are provided in the declarations of trust of MetLife Capital Trust II and MetLife Capital Trust III, including any amendments thereto, the trust preferred securities, the Delaware Business Trust Act and the Trust Indenture Act.

     MetLife, Inc. will pay all fees and expenses related to the trusts and the offering of trust preferred securities. The principal offices of each trust is: c/o Bank One Delaware, Inc., Three Christina Center, 201 North Walnut Street, Wilmington, New Castle County, Delaware 19801. The telephone number of each trust is: (212) 373-1105.

     For financial reporting purposes,

     - the trusts will be treated as MetLife, Inc.'s subsidiaries; and

     - the accounts of the trusts will be included in MetLife, Inc.'s consolidated financial statements.

     The financial statements of the trusts will be consolidated in MetLife, Inc.'s consolidated financial statements, with the trust preferred securities shown on MetLife, Inc.'s consolidated balance sheets. The notes to our consolidated financial statements will disclose that the sole assets of the trusts will be the debt securities issued by MetLife, Inc. to the trusts. Distributions on the trust preferred securities will be reported as a charge to minority interest, which is included in Other Expenses in MetLife, Inc.'s consolidated statements of income, whether paid or accrued.

     Please read the prospectus supplement relating to the trust preferred securities for further information concerning the trusts and the trust preferred securities.

                                USE OF PROCEEDS

     Unless otherwise set forth in a prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes. The trusts will use all of the proceeds they receive from the sale of trust preferred securities to purchase debt securities issued by MetLife, Inc.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth MetLife's ratio of earnings to fixed charges.

                                                 THREE
                                                MONTHS
                                                 ENDED            YEAR ENDED DECEMBER 31,
                                               MARCH 31,    ------------------------------------
                                                 2001       2000    1999    1998    1997    1996
                                               ---------    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges(1)........    1.36       1.39    1.31    1.65    1.56    1.43

---------------
(1) For purposes of this computation, earnings are defined as income before provision for income taxes and discontinued operations and excluding undistributed income and losses from equity method investments, minority interest and fixed charges, excluding capitalized interest. Fixed charges are the sum of interest and debt issue costs, interest credited to policyholder account balances and an estimated interest component of rent expense.

                           DESCRIPTION OF SECURITIES

     This prospectus contains summary descriptions of the debt securities, common stock and preferred stock that MetLife, Inc. may sell from time to time, and the trust preferred securities guaranteed by MetLife, Inc. that MetLife Capital Trust II and MetLife Capital Trust III may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

                         DESCRIPTION OF DEBT SECURITIES

     As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that MetLife, Inc. may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a "Senior Indenture" and subordinated debt securities will be issued under a "Subordinated Indenture". This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the "Indentures". Unless the applicable prospectus supplement states otherwise, the trustee under the Indentures will be Bank One Trust Company, N.A., a national banking association.

     The forms of Indentures are filed as exhibits to the registration statement. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.

GENERAL

     The debt securities will be direct unsecured obligations of MetLife, Inc. The senior debt securities will rank equally with all of MetLife, Inc.'s other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of MetLife, Inc.'s present and future senior indebtedness.

     Because MetLife, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, including Metropolitan Life Insurance Company, upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent MetLife, Inc. may be recognized as a creditor of that subsidiary. Accordingly, MetLife, Inc.'s obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of its subsidiaries, including liabilities under contracts of insurance and annuities written by MetLife, Inc.'s insurance subsidiaries, and holders of debt securities should look only to MetLife, Inc.'s assets for payment thereunder.

     The Indentures do not limit the aggregate principal amount of debt securities that MetLife, Inc. may issue and provide that MetLife, Inc. may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. MetLife, Inc. may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

     Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

     - the title of debt securities and whether they are subordinated debt securities or senior debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - the price or prices at which MetLife, Inc. will sell the debt securities;

     - the maturity date or dates of the debt securities;

     - the rate or rates of interest, if any, which may be fixed or variable, per annum at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

     - the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

     - the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

     - whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

     - the dates on which MetLife, Inc. will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

     - the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

     - if MetLife, Inc. possesses the option to do so, the periods within which and the prices at which MetLife, Inc. may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

     - MetLife, Inc.'s obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which MetLife, Inc. will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

     - the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

     - the portion, or methods of determining the portion, of the principal amount of the debt securities which MetLife, Inc. must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

     - the currency, currencies or currency unit in which MetLife, Inc. will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

     - provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

     - any deletions from, modifications of or additions to the Events of Default or MetLife, Inc.'s covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

     - the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

     - whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

     - the terms, if any, upon which the holders may convert or exchange such debt securities into or for MetLife, Inc.'s common stock or other securities or property;

     - whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

     - any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

     - the depositary for global or certificated debt securities;

     - any special tax implications of the debt securities;

     - any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

     - any other terms of the debt securities not inconsistent with the provisions of the Indentures, as amended or supplemented.

     Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

     Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

     Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

SUBORDINATION

     The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of MetLife, Inc.'s Senior Indebtedness.

     Under the Subordinated Indenture, "Senior Indebtedness" means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

     - the principal of (and premium, if any) and interest in respect of indebtedness of MetLife, Inc. for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by MetLife, Inc.;

     - all capital lease obligations of MetLife, Inc.;

     - all obligations of MetLife, Inc. issued or assumed as the deferred purchase price of property, all conditional sale obligations of MetLife, Inc. and all obligations of MetLife, Inc. under any title retention agreement (but excluding trade accounts payable in the ordinary course of business);

     - all obligations of MetLife, Inc. for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

     - all obligations of MetLife, Inc. in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

     - all obligations of the types referred to above of other persons for the payment of which MetLife, Inc. is responsible or liable as obligor, guarantor or otherwise; and

     - all obligations of the types referred to above of other persons secured by any lien on any property or asset of MetLife, Inc. whether or not such obligation is assumed by MetLife, Inc.

     Senior Indebtedness does not include:

     - indebtedness or monetary obligations to trade creditors created or assumed by MetLife, Inc. in the ordinary course of business in connection with the obtaining of materials or services;

     - indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

     - any indebtedness of MetLife, Inc. to its affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with MetLife, Inc. that is a financing vehicle of MetLife, Inc. in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by MetLife, Inc.) unless otherwise expressly provided in the terms of any such indebtedness.

The terms of MetLife, Inc,'s guarantees with respect to the capital securities and common securities of MetLife Capital Trust I and the terms of MetLife, Inc.'s 8.00% Debentures due 2005 held by MetLife Capital Trust I expressly provide that each shall rank equally in right of payment with all other senior unsecured debt of MetLife, Inc.

     Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     Unless otherwise noted in the accompanying prospectus supplement, if MetLife, Inc. defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, MetLife, Inc. will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

     In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

     If any of the following events occurs, MetLife, Inc. will pay in full all Senior Indebtedness before it makes any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

     - any dissolution or winding-up or liquidation or reorganization of MetLife, Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

     - any general assignment by MetLife, Inc. for the benefit of creditors; or

     - any other marshaling of MetLife, Inc.'s assets or liabilities.

     In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

     The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

     If debt securities are issued to a trust in connection with the issuance of trust preferred securities, such debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

RESTRICTIVE COVENANTS

     Unless an accompanying prospectus supplement states otherwise, the following restrictive covenants shall apply to each series of senior debt securities:

     Limitation on Liens. So long as any senior debt securities are outstanding, neither MetLife, Inc. nor any of its subsidiaries will create, assume, incur or guarantee any debt which is secured by any mortgage, pledge, lien, security interest or other encumbrance on any capital stock of:

     - Metropolitan Life Insurance Company;

     - any successor to substantially all of the business of Metropolitan Life Insurance Company which is also a subsidiary of MetLife, Inc.; or

     - any corporation (other than MetLife, Inc.) having direct or indirect control of Metropolitan Life Insurance Company or any such successor.

However, this restriction will not apply if the debt securities then outstanding are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

     Limitations on Dispositions of Stock of Certain Subsidiaries. So long as any senior debt securities are outstanding and subject to the provisions of the Senior Indenture regarding mergers, consolidations and sales of assets, neither MetLife, Inc. nor any of its subsidiaries will sell or otherwise dispose of any shares of capital stock (other than preferred stock having no voting rights of any kind) of:

     - Metropolitan Life Insurance Company;

     - any successor to substantially all of the business of Metropolitan Life Insurance Company which is also a subsidiary of MetLife, Inc.; or

     - any corporation (other than MetLife, Inc.) having direct or indirect control of Metropolitan Life Insurance Company or any such successor;

     Except for, in each case:

     - a sale or other disposition of any of such stock to a wholly-owned subsidiary of MetLife, Inc. or of such subsidiary;

     - a sale or other disposition of all of such stock for at least fair value (as determined by MetLife, Inc.'s board of directors acting in good faith); or

     - a sale or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at MetLife, Inc.'s request or the request of any of MetLife, Inc.'s subsidiaries.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     MetLife, Inc. may not (i) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of MetLife, Inc., and (ii) no corporation may merge with or into or consolidate with MetLife, Inc. or, except for any direct or indirect wholly-owned subsidiary of MetLife, Inc., sell, assign, transfer, lease or convey all or substantially all of its properties and assets to MetLife, Inc., unless:

     - MetLife, Inc. is the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than MetLife, Inc., has expressly assumed by supplemental indenture all the obligations of MetLife, Inc. under the debt securities, the Indentures, and any guarantees of preferred securities or common securities issued by the trusts;

     - immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing;

     - if at the time any preferred securities of the trusts are outstanding, such transaction is not prohibited under the applicable declaration of trust and the applicable preferred securities guarantee of each trust; and

     - MetLife, Inc. delivers to the trustee an officers' certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable Indenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless an accompanying prospectus supplement states otherwise, the following shall constitute "Events of Default" under the Indentures with respect to each series of debt securities:

     - MetLife, Inc.'s failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

     - MetLife, Inc.'s failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

     - MetLife, Inc.'s failure to observe or perform any other of its covenants or agreements with respect to such debt securities for 90 days after MetLife, Inc. receives notice of such failure;

     - certain defaults with respect to MetLife, Inc.'s debt (other than the debt securities or non-recourse debt) in any aggregate principal amount in excess of $100,000,000 consisting of the failure to make any payment at maturity or that results in acceleration of the maturity of such debt;

     - certain events of bankruptcy, insolvency or reorganization of MetLife, Inc.; and

     - certain events of dissolution or winding-up of the trusts in the event that debt securities are issued to the trusts or a trustee of the trusts in connection with the issuance of securities by the trusts.

     If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

     Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

     The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series.

     The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

     No holder of a debt security of any series may institute any action against MetLife, Inc. under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless

(i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request.

     MetLife, Inc. is required to furnish annually to the trustee statements as to MetLife, Inc.'s compliance with all conditions and covenants under each Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     If indicated in the applicable prospectus supplement, MetLife, Inc. may discharge or defease its obligations under each Indenture as set forth below.

     MetLife, Inc. may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

     If indicated in the applicable prospectus supplement, MetLife, Inc. may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance"), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, MetLife, Inc. must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, the Company shall have delivered to the trustee (i) an officers' certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

     MetLife, Inc. may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option.

MODIFICATION AND WAIVER

     Under the Indentures, MetLife, Inc. and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. MetLife, Inc. and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of a least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

     - extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

     - reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

     - change the currency in which any debt security or any premium or interest is payable;

     - impair the right to enforce any payment on or with respect to any debt security;

     - adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, any debt security (if applicable);

     - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults;

     - reduce the requirements contained in the Indentures for quorum or voting; or

     - modify any of the above provisions.

     If debt securities are held by a trust or a trustee of a trust, a supplemental indenture that affects the interests or rights of the holders of debt securities will not be effective until the holders of not less than a majority in liquidation preference of the preferred securities and common securities of the applicable trust, collectively, have consented to the supplemental indenture; provided, further, that if the consent of the holder of each outstanding debt security is required, the supplemental indenture will not be effective until each holder of the preferred securities and the common securities of the applicable trust has consented to the supplemental indenture.

     The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture which is affected by the modification or amendment to waive MetLife, Inc.'s compliance with certain covenants contained in the Indentures.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

     Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as MetLife, Inc. may designate for such purpose from time to time. Notwithstanding the foregoing, at MetLife, Inc.'s option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

     Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by MetLife, Inc. and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by MetLife, Inc. for the debt securities of a particular series will be named in the applicable prospectus supplement. MetLife, Inc. may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that MetLife, Inc. will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

     All moneys paid by MetLife, Inc. to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to MetLife, Inc. upon request, and the holder of such debt security thereafter may look only to MetLife, Inc. for payment thereof.

DENOMINATIONS, REGISTRATIONS AND TRANSFER

     Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder's beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC's records.

     A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder's name if:

     - DTC notifies MetLife, Inc. that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

     - MetLife, Inc. determines, in its sole discretion, that the global security shall be exchangeable.

     If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee's corporate office or at the offices of any paying agent or trustee appointed by MetLife, Inc. under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

GOVERNING LAW

     The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

RELATIONSHIP WITH THE TRUSTEES

     The trustee under the Indentures is Bank One Trust Company, N.A. MetLife, Inc. and its subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.

CONVERSION OR EXCHANGE RIGHTS

     The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for MetLife, Inc.'s common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at MetLife, Inc.'s option. These provisions may allow or require the number of shares of MetLife, Inc.'s common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

                          DESCRIPTION OF CAPITAL STOCK

     MetLife, Inc.'s authorized capital stock consists of:

     - 200,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued or outstanding as of the date of this prospectus;

     - 10,000,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of which no shares were issued or outstanding as of the date of this prospectus; and

     - 3,000,000,000 shares of common stock, par value $0.01 per share, of which 749,733,176 shares, as well as the same number of rights to purchase shares of Series A Junior Participating Preferred Stock pursuant to the stockholder rights plan adopted by MetLife, Inc.'s board of directors on September 29, 1999, were outstanding as of May 4, 2001. See
       "-- Stockholder Rights Plan" for a description of the Series A Junior Participating Preferred Stock. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval.

COMMON STOCK

     Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends as determined by the board of directors. The issuance of dividends will depend upon, among other factors deemed relevant by MetLife, Inc.'s board of directors, MetLife's financial condition, results of operations, cash requirements, future prospects and regulatory restrictions on the payment of dividends by Metropolitan Life Insurance Company and MetLife, Inc.'s other subsidiaries. There is no requirement or assurance that MetLife, Inc. will declare and pay any dividends. In addition, the indenture governing the terms of our debentures issued to MetLife Capital Trust I in connection with the offering of equity security units prohibits the payment of dividends on common stock of MetLife, Inc. during a deferral of interest payments on the debentures or an event of default under the indenture or the related guarantee.

     Voting Rights. The holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights.

     Liquidation and Dissolution. In the event of MetLife, Inc.'s liquidation, dissolution or winding-up, the holders of common stock are entitled to share equally and ratably in MetLife, Inc.'s assets, if any, remaining after the payment of all of MetLife, Inc.'s liabilities and the liquidation preference of any outstanding class or series of preferred stock.

     Other Rights. The holders of common stock have no preemptive, conversion, redemption or sinking fund rights. The holders of shares of MetLife, Inc.'s common stock are not required to make additional capital contributions.

     Transfer Agent and Registrar. The transfer agent and registrar for MetLife, Inc.'s common stock is Mellon Investor Services, successor to ChaseMellon Shareholder Services, L.L.C.

PREFERRED STOCK

     General. MetLife, Inc.'s board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders.

     MetLife, Inc. has authorized 10,000,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with its stockholder rights plan. See "-- Stockholder Rights Plan" for a description of the Series A Junior Participating Preferred Stock.

     Voting Rights. The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

     Conversion or Exchange. The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for MetLife, Inc.'s common stock, debt securities or other preferred stock. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at MetLife, Inc.'s option. These provisions may allow or require the number of shares of MetLife, Inc.'s common stock or other securities to be received by the holders of preferred stock to be adjusted.

CERTAIN PROVISIONS IN METLIFE, INC.'S CERTIFICATE OF INCORPORATION AND BY-LAWS AND IN DELAWARE AND NEW YORK LAW

     A number of provisions of MetLife, Inc.'s certificate of incorporation and by-laws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of selected provisions of MetLife, Inc.'s certificate of incorporation and by-laws and regulatory provisions that might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by MetLife, Inc.'s board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the Delaware General Corporation Law and the New York Insurance Law may also have an anti-takeover effect. The following description of selected provisions of MetLife, Inc.'s certificate of incorporation and by-laws and selected provisions of the Delaware General Corporation Law and the New York Insurance Law is necessarily general and reference should be made in each case to MetLife, Inc.'s certificate of incorporation and by-laws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of those laws.

CLASSIFIED BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

     Pursuant to MetLife, Inc.'s certificate of incorporation, the directors are divided into three classes, as nearly equal in number as possible, with each class having a term of three years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of MetLife, Inc.'s board of directors by causing the election of a majority of the board may require more time than would be required without a staggered election structure. MetLife, Inc.'s certificate of incorporation also provides that, subject to the rights of the holders of any class of preferred stock, directors may be removed only for cause at a meeting of stockholders by a vote of a majority of the shares then entitled to vote. This provision may have the effect of slowing or impeding a change in membership of MetLife, Inc.'s board of directors that would effect a change of control.

EXERCISE OF DUTIES BY BOARD OF DIRECTORS

     MetLife, Inc.'s certificate of incorporation provides that while the Metropolitan Life Policyholder Trust is in existence, each MetLife, Inc. director is required, in exercising his or her duties as a director, to take the interests of the trust beneficiaries into account as if they were holders of the shares of common stock held in the trust, except to the extent that any such director determines, based on advice of counsel, that to do so would violate his or her duties as a director under Delaware law.

RESTRICTION ON MAXIMUM NUMBER OF DIRECTORS AND FILLING OF VACANCIES ON METLIFE, INC.'S BOARD OF DIRECTORS

     Pursuant to MetLife, Inc.'s by-laws and subject to the rights of the holders of any class of preferred stock, the number of directors may be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors. Subject to the rights of the holders of any class of preferred stock, stockholders can only remove a director for cause by a vote of a majority of the shares entitled to vote, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or resulting from a removal for cause where the stockholders have not filled the vacancy, subject to the rights of the holders of any class of preferred stock, may be filled by a majority of the directors then in office, although less than a quorum. If the vacancy is not so filled it will be filled by the stockholders at the next annual meeting of stockholders. The stockholders are not permitted to fill vacancies between annual meetings, except where the vacancy resulted from a removal for cause. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.

ADVANCE NOTICE REQUIREMENTS FOR NOMINATION OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

     MetLife, Inc.'s by-laws provide for advance notice requirements for stockholder proposals and nominations for director. In addition, pursuant to the provisions of both the certificate of incorporation and the by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called meeting. Moreover, the stockholders do not have the power to call a special meeting. Only the chief executive officer or the secretary pursuant to a board resolution or, under some circumstances, the president or a director who also is an officer, may call a special meeting. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda and prohibit a stockholder from taking action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for stockholder vote.

LIMITATIONS ON DIRECTOR LIABILITY

     MetLife, Inc.'s certificate of incorporation contains a provision that is designed to limit the directors' liability to the extent permitted by the Delaware General Corporation Law and any amendments to that law. Specifically, directors will not be held liable to MetLife, Inc. or its stockholders for an act or omission in their capacity as a director, except for liability as a result of:

     - a breach of the duty of loyalty to MetLife, Inc. or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payment of an improper dividend or improper repurchase of MetLife, Inc.'s stock under Section 174 of the Delaware General Corporation Law; or

     - actions or omissions pursuant to which the director received an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of MetLife, Inc. unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. MetLife, Inc.'s certificate of incorporation also does not eliminate the directors' duty of care. The inclusion of the limitation on liability provision in the certificate may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted MetLife, Inc. and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

     MetLife, Inc.'s by-laws also provide that MetLife, Inc. indemnify its directors and officers to the fullest extent permitted by Delaware law. MetLife, Inc. is required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses reasonably incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with MetLife, Inc. or another entity, including Metropolitan Life Insurance Company, that the director or officer serves at MetLife, Inc.'s request, subject to certain conditions, and to advance funds to MetLife, Inc.'s directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must succeed in the legal proceeding or act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of MetLife, Inc. and with respect to any criminal action or proceeding, in a manner he or she reasonably believed to be lawful.

SUPERMAJORITY VOTING REQUIREMENT FOR AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     Some of the provisions of MetLife, Inc.'s certificate of incorporation, including those that authorize the board of directors to create stockholder rights plans, that set forth the duties, election and exculpation from liability of directors and that prohibit stockholders from actions by written consent, may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 75% of the then outstanding shares entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. MetLife, Inc.'s by-laws may be amended, altered or repealed by the board of directors or by the vote of holders of 75% of the then outstanding shares entitled to vote in the election of directors. These provisions make it more difficult for any person to remove or amend any provisions that have an antitakeover effect.

BUSINESS COMBINATION STATUTE

     In addition, as a Delaware corporation, MetLife, Inc. is subject to Section 203 of the Delaware General Corporation Law, unless it elects in its certificate of incorporation not to be governed by the provisions of Section 203. MetLife, Inc. has not made that election. Section 203 can affect the ability of an "interested stockholder" of MetLife, Inc. to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares of MetLife, Inc. for a period of three years following the time that the stockholder becomes an "interested stockholder." An "interested stockholder" is defined to mean any person owning, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. The provisions of Section 203 are not applicable in some circumstances, including those in which (1) the business combination or transaction which results in the stockholder becoming an "interested stockholder" is approved by the corporation's board of directors prior to the time the stockholder becomes an "interested stockholder" or (2) the "interested stockholder," upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.

RESTRICTIONS ON ACQUISITIONS OF SECURITIES

     Section 7312 of the New York Insurance Law provides that, for a period of five years after completion of the distribution of consideration pursuant to the plan of reorganization, no person may directly or indirectly offer to acquire or acquire in any manner the beneficial ownership (defined as the power to vote or dispose of, or to direct the voting or disposition of, a security) of 5% or more of any class of voting security (which term includes MetLife, Inc.'s common stock) of MetLife, Inc. without the prior approval of the New York Superintendent of Insurance. Pursuant to Section 7312, voting securities acquired in excess of the 5% threshold without such prior approval will be deemed non-voting.

     The insurance laws and regulations of New York, the jurisdiction in which MetLife, Inc.'s principal insurance subsidiary, Metropolitan Life Insurance Company, is organized, may delay or impede a business combination involving MetLife, Inc. In addition to the limitations described in the immediately preceding paragraph, the New York Insurance Law prohibits any person from acquiring control of MetLife, Inc., and thus indirect control of Metropolitan Life Insurance Company, without the prior approval of the New York Superintendent of Insurance. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of MetLife, Inc.'s outstanding voting stock, unless the New York Superintendent, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of MetLife, Inc.'s common stock may be deemed to have acquired such control, if the New York Superintendent determines that such persons, directly or indirectly, exercise a controlling influence over MetLife, Inc.'s management and policies. Therefore, any person seeking to acquire a controlling interest in MetLife, Inc. would face regulatory obstacles which may delay, deter or prevent an acquisition.

     The insurance holding company law and other insurance laws of many states also regulate changes of control (generally presumed upon acquisitions of 10% or more of voting securities) of insurance holding companies such as MetLife, Inc.

STOCKHOLDER RIGHTS PLAN

     MetLife, Inc.'s board of directors has adopted a stockholder rights plan under which each outstanding share of MetLife, Inc.'s common stock issued between April 4, 2000 and the distribution date (as described below) will be coupled with a stockholder right. Initially, the stockholder rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. Each right will entitle the holder to purchase one one-hundredth of a share of MetLife, Inc.'s Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of MetLife, Inc.'s common stock. Until it is exercised, the right itself will not entitle the holder thereof to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. The description and terms of the rights are set forth in a rights agreement entered into between MetLife, Inc. and Mellon Investor Services, successor to ChaseMellon Shareholder Services, L.L.C., as rights agent. Although the material provisions of the rights agreement have been accurately summarized, the statements below concerning the rights agreement are not necessarily complete and in each instance reference is made to the form of rights agreement itself, which is incorporated by reference into this prospectus in its entirety. Each statement is qualified in its entirety by such reference.

     Stockholder rights are not exercisable until the distribution date and will expire at the close of business on April 4, 2010, unless earlier redeemed or exchanged by MetLife, Inc. A distribution date would occur upon the earlier of:

     - the tenth day after the first public announcement or communication to MetLife, Inc. that a person or group of affiliated or associated persons (referred to as an "acquiring person") has acquired beneficial ownership of 10% or more of MetLife, Inc.'s outstanding common stock (the date of such announcement or communication is referred to as the "stock acquisition time"); or

     - the tenth business day after the commencement or announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

If any person becomes an acquiring person, each holder of a stockholder right will be entitled to exercise the right and receive, instead of Series A Junior Participating Preferred Stock, common stock (or, in certain circumstances, cash, a reduction in purchase price, property or other securities of MetLife, Inc.) having a value equal to two times the purchase price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

     If at any time after a public announcement has been made or MetLife, Inc. has received notice that a person has become an acquiring person, (1) MetLife, Inc. is acquired in a merger or other business combination or (2) 50% or more of MetLife, Inc.'s assets, cash flow or earning power is sold or transferred, each holder of a stockholder right (except rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

     The purchase price payable, the number of one one-hundredths of a share of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of rights and the number of rights outstanding, are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price or the number of shares of Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least one percent in the purchase price or number of shares for which a right is exercisable.

     At any time until the earlier of (1) the stock acquisition time or (2) the final expiration date of the rights agreement, MetLife, Inc. may redeem all the stockholder rights at a price of $0.01 per right. At any time after a person has become an acquiring person and prior to the acquisition by such person of 50% or more of the outstanding shares of MetLife, Inc.'s common stock, MetLife, Inc. may exchange the stockholder rights, in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of

Series A Junior Participating Preferred Stock (or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges), per right.

     The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire MetLife, Inc. and other coercive takeover tactics which, in the opinion of its board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or may prevent such a takeover, even though such takeover may offer MetLife, Inc.'s stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of MetLife, Inc.'s stockholders.

METLIFE POLICYHOLDER TRUST

     Under the plan of reorganization, MetLife established the MetLife Policyholder Trust to hold the shares of common stock allocated to eligible policyholders. 494,466,664 shares of common stock were distributed to the MetLife Policyholder Trust on the effective date of the plan of reorganization. As of May 16, 2001, the trust held 440,904,570 shares of MetLife, Inc.'s common stock. Because of the number of shares held by the trust and the voting provisions of the trust, the trust may affect the outcome of matters brought to a stockholder vote.

     The trustee will generally vote all of the shares of common stock held in the trust in accordance with the recommendations given by MetLife, Inc.'s board of directors to its stockholders or, if the board gives no such recommendation, as directed by the board, except on votes regarding certain fundamental corporate actions. As a result of the voting provisions of the trust, MetLife, Inc.'s board of directors will effectively be able to control votes on all matters submitted to a vote of stockholders, excluding those fundamental corporate actions described below, so long as the trust holds a substantial number of shares of MetLife, Inc.'s common stock.

     If the vote relates to fundamental corporate actions specified in the trust, the trustee will solicit instructions from the beneficiaries and vote all shares held in the trust in proportion to the instructions it receives, which would give disproportionate weight to the instructions actually given by trust beneficiaries. These actions include:

     - an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of MetLife, Inc.'s board of directors or a vote on a stockholder's proposal to oppose a board nominee for director, remove a director for cause or fill a vacancy caused by the removal of a director by stockholders, subject to certain conditions;

     - a merger or consolidation, a sale, lease or exchange of all or substantially all of the assets, or a recapitalization or dissolution of, MetLife, Inc., in each case requiring a vote of MetLife, Inc.'s stockholders under applicable Delaware law;

     - any transaction that would result in an exchange or conversion of shares of common stock held by the trust for cash, securities or other property; and

     - any proposal requiring MetLife, Inc.'s board of directors to amend or redeem the rights under the stockholder rights plan, other than a proposal with respect to which MetLife, Inc. has received advice of nationally-recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law.

REGISTRATION RIGHTS GRANTED, AND RESTRICTIONS IMPOSED, IN CONNECTION WITH PRIVATE PLACEMENTS OF METLIFE, INC.'S COMMON STOCK

     Banco Santander Central Hispano, S. A. and affiliates of Credit Suisse Group purchased from MetLife, Inc. an aggregate of 60,000,000 shares of common stock in private placements that closed concurrently with MetLife, Inc.'s initial public offering of common stock and its offering of equity security units. Pursuant to the registration rights granted to these purchasers, they are able to have their shares of common stock registered for resale under the Securities Act on not more than one occasion for each purchaser each year, or not more than five occasions for each purchaser in total (known as a "demand" registration right). In addition, MetLife,

Inc. has agreed to use its reasonable efforts to register the shares for resale on a shelf registration statement on Form S-3 as soon as practicable after April 7, 2001. MetLife, Inc. expects to file this shelf registration statement with the SEC during the second quarter of 2001. We have agreed that each purchaser may make not more than two offerings under the registration statement each year, subject to a minimum offering size of $50,000,000 per offering, although underwritten offerings will be subject to the limitations on the number of demand registrations described above. The purchasers are also able to participate, subject to specified limitations, in registrations effected by MetLife, Inc. for its own account or others.

     Sales of substantial amounts of MetLife, Inc. common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for MetLife, Inc.'s common stock.

     In connection with the private placements, each purchaser has also agreed that it will not, without MetLife, Inc.'s consent, increase its ownership of voting securities above 4.9% of the outstanding shares (or 5.0% with the New York Superintendent's approval), except for any increase resulting from transactions in the ordinary course of the business of purchaser as underwriter, broker/dealer, investment manager or investment adviser or from ordinary trading activities (unless such transactions were made with the purpose of changing or influencing the control of MetLife, Inc.), seek to obtain board representation, solicit proxies in opposition to management or take certain other actions for five years.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     This section describes the general terms and provisions of the trust preferred securities that may be offered by this prospectus. When the trusts offer to sell a particular series of the trust preferred securities, a prospectus supplement will describe the specific terms of the series. The prospectus supplement will also indicate whether the general terms described in this section apply to that particular series of trust preferred securities.

     Specified terms and provisions of the trust preferred securities are described in this section. The summary is not complete. You should read this description of the trust preferred securities and the amended and restated declaration of trust and prospectus supplement relating to the applicable series of the trust preferred securities before you buy any trust preferred securities. The forms of amended and restated declarations of trust are filed as exhibits to the registration statement.

GENERAL

     Each trust may issue only one series of trust preferred securities having terms described in the prospectus supplement. The declaration of trust of each trust will authorize the administrative trustees, on behalf of the trust, to issue the trust preferred securities of the trust. The trusts will use all of the proceeds they receive from the sale of trust preferred securities and common securities to purchase debt securities issued by MetLife, Inc. The debt securities will be held in trust by the trust's property trustee for the benefit of the holders of the trust preferred securities and common securities.

     The trust preferred securities of each trust will have such terms as is set forth in the trust's declaration of trust, including as relates to distributions, redemption, voting, liquidation rights and the other preferred, deferral and special rights and restrictions. A prospectus supplement relating to the trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the distinctive designation of the trust preferred securities;

     - the number of trust preferred securities issued by the trust;

     - the annual distribution rate, or method of determining such rate, for trust preferred securities of the trust;

     - the date or dates on which distributions will be payable;

     - whether distributions on the trust preferred securities will be cumulative;

     - if the trust preferred securities have cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on the trust preferred securities will be cumulative;

     - the amount or amounts that will be paid out of the assets of the trust to the holders of the trust preferred securities of the trust upon voluntary or involuntary dissolution, winding-up or termination of the trust;

     - the obligation, if any, of the trust to purchase or redeem the trust preferred securities;

     - if the trust is to purchase or redeem the trust preferred securities:

        - the price or prices at which the trust preferred securities will be purchased or redeemed in whole or in part;

        - the period or periods within which the trust preferred securities will be purchased or redeemed, in whole or in part; and

        - the terms and conditions upon which the trust preferred securities will be purchased or redeemed, in whole or in part;

     - the voting rights, if any, of the trust preferred securities in addition to those required by law, including:

        - the number of votes per trust preferred security; and

        - any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the trust's declaration of trust;

     - the rights, if any, to defer distributions on the trust preferred securities by extending the interest payment period on the related debt securities;

     - the terms upon which the debt securities may be distributed to holders of trust preferred securities;

     - if applicable, any securities exchange upon which the trust preferred securities shall be listed; and

     - any other relative rights, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the trust's declaration of trust or applicable law.

     The prospectus supplement relating to the trust preferred securities being offered may specify that the trust preferred securities may be converted into MetLife, Inc.'s common stock upon the terms set forth in the prospectus supplement.

     All trust preferred securities offered will be guaranteed by MetLife, Inc. to the extent set forth under "Description of Guarantees." Any material United States federal income tax considerations applicable to an offering of trust preferred securities will be described in the applicable prospectus supplement.

     In connection with the issuance of preferred securities, each trust will issue one series of common securities. The declaration of each trust authorizes the regular trustees to issue on behalf of such trust one series of common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the common securities issued by the trust will be substantially identical to the terms of the preferred securities issued by such trust and the common securities will rank equally, and payments will be made thereon pro rata, with the preferred securities. However, upon an event of default under the declaration of trust, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote, and appoint, remove or replace any of the trustees of a trust. MetLife, Inc. will own, directly or indirectly, all of the common securities of each trust.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If an event of default occurs, and is continuing, under the declaration of trust of MetLife Capital Trust II or MetLife Capital Trust III, the holders of the preferred securities of that trust would typically rely on the property trustee to enforce its rights as a holder of the related debt securities against MetLife, Inc. Additionally, those who together hold a majority of the liquidation amount of the trust's preferred securities will have the right to:

     - direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

     - direct the exercise of any trust or power that the property trustee holds under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of MetLife, Inc.'s debt securities.

If the property trustee fails to enforce its rights under the applicable series of debt securities, a holder of trust preferred securities of such trust may institute a legal proceeding directly against MetLife, Inc. to enforce the property trustee's rights under the applicable series of debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

     Notwithstanding the foregoing, if an event of default occurs and the event is attributable to MetLife, Inc.'s failure to pay interest or principal on the debt securities when due, including any payment on redemption, and this debt payment failure is continuing, a preferred securities holder of the trust may directly institute a proceeding for the enforcement of this payment. Such a proceeding will be limited, however, to enforcing the payment of this principal or interest only up to the value of the aggregate liquidation amount of the holder's preferred securities as determined after the due date specified in the applicable series of debt securities.

                           DESCRIPTION OF GUARANTEES

     This section describes the general terms and provisions of the guarantees. MetLife, Inc. will execute and deliver the guarantees for the benefit of the holders of the trust preferred securities. The prospectus supplement will describe the specific terms of the guarantees offered through that prospectus supplement and any general terms outlined in this section that will not apply to those guarantees.

     Each guarantee will be qualified as an indenture under the Trust Indenture Act. Bank One Trust Company, N.A. will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act.

     This section summarizes specified terms and provisions of the guarantees. The summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of guarantee, which is filed as an exhibit to the registration statement which includes this prospectus, and the Trust Indenture Act. Each guarantee will be held by the guarantee trustee for the benefit of holders of the trust preferred securities to which it relates.

GENERAL

     Pursuant to each guarantee, MetLife, Inc. will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the related trust preferred securities, the following guarantee payments, to the extent these guarantee payments are not paid by, or on behalf of, the related trust, regardless of any defense, right of set-off or counterclaim that MetLife, Inc. may have or assert against any person:

     - any accrued and unpaid distributions required to be paid on the trust preferred securities of the trust, but if and only if and to the extent that the trust has funds legally and immediately available to make those payments;

     - the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any trust preferred securities called for redemption by the trust, but if and only to the extent the trust has funds legally and immediately available to make that payment; and

     - upon a dissolution, winding-up or termination of the trust, other than in connection with the distribution of debt securities to the holders of trust preferred securities of the trust, the lesser of:

        - the total of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the trust to the date of payment, to the extent the trust has funds legally and immediately available to make that payment; and

        - the amount of assets of the trust remaining available for distribution to holders of trust preferred securities of the trust in liquidation of the trust.

     MetLife, Inc. may satisfy its obligation to make a guarantee payment by directly paying the required amounts to the holders of the related trust preferred securities or by causing the related trust to pay such amounts to such holders.

     Each guarantee will constitute a guarantee of payments with respect to the related trust preferred securities from the time of issuance of the trust preferred securities. The guarantees will not apply to the payment of distributions and other payments on the trust preferred securities when the related trust does not have sufficient funds legally and immediately available to make the distributions or other payments. If MetLife, Inc. does not make interest payments on the debt securities purchased by a trust, such trust will not pay distributions on the preferred securities issued by such trust and will not have funds available therefor. The guarantee, when taken together with MetLife, Inc.'s obligations under the debt securities, the Indentures, and the declarations of trust will provide a full and unconditional guarantee by MetLife, Inc. of payments due on the trust preferred securities.

     MetLife, Inc. will also agree separately, through the guarantees of the common securities, to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees of the preferred securities. However, upon an event of default under the Indentures, holders of preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

SUBORDINATION

     MetLife, Inc.'s obligation under each guarantee to make the guarantee payments will be an unsecured obligation of MetLife, Inc. and, if subordinated debt securities are issued to the applicable trust and unless otherwise noted in the prospectus supplement, will rank:

     - subordinate and junior in right of payment to all of MetLife, Inc.'s other liabilities, including the subordinated debt securities, except those obligations or liabilities ranking equal to or subordinate to the guarantees by their terms;

     - equally with any other securities, liabilities or obligations that may have equal ranking by their terms; and

     - senior to all of MetLife, Inc.'s common stock.

     If subordinated debt securities are issued to the applicable trust, the terms of the trust preferred securities will provide that each holder of trust preferred securities, by accepting the trust preferred securities, agrees to the subordination provisions and other terms of the guarantee related to subordination.

     Each guarantee will constitute a guarantee of payment and not of collection. This means that the holder of trust preferred securities may institute a legal proceeding directly against MetLife, Inc. to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

     Each guarantee will be unsecured and, because MetLife, Inc. is principally a holding company, will be effectively subordinated to all existing and future liabilities of MetLife, Inc.'s subsidiaries, including liabilities under contracts of insurance and annuities written by MetLife, Inc.'s insurance subsidiaries. The guarantee does not limit the incurrence or issuance of other secured or unsecured debt by MetLife, Inc.

AMENDMENTS AND ASSIGNMENT

     For any changes that materially and adversely affect the rights of holders of the related trust preferred securities, each guarantee may be amended only if there is prior approval of the holders of more than 50% in liquidation amount of the outstanding trust preferred securities issued by the applicable trust. All guarantees and agreements contained in each guarantee will bind the successors, assigns, receivers, trustees and representatives of MetLife, Inc. and will inure to the benefit of the holders of the related trust preferred securities of the applicable trust then outstanding.

TERMINATION

     Each guarantee will terminate and will have no further force and effect as to the related trust preferred securities upon:

     - distribution of debt securities to the holders of all trust preferred securities of the applicable trust; or

     - full payment of the amounts payable upon liquidation of the applicable trust.

     Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid with respect to the trust preferred securities or under the guarantee.

EVENTS OF DEFAULT

     Each guarantee provides that an event of default under a guarantee occurs upon MetLife, Inc.'s failure to perform any of its obligations under the applicable guarantee.

     The holders of a majority or more in liquidation amount of the trust preferred securities to which any guarantee relates may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or may direct the exercise of any trust or power conferred upon the guarantee trustee in respect of the guarantee.

     If the guarantee trustee fails to enforce the guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against MetLife, Inc. to enforce the holder's rights under such guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

     Notwithstanding the foregoing, if MetLife, Inc. fails to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against MetLife, Inc. for enforcement of the preferred securities guarantee for such payment.

     The holders of a majority or more in liquidation amount of trust preferred securities of any series may, by vote, on behalf of the holders of all the trust preferred securities of the series, waive any past event of default and its consequences.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     Prior to an event of default with respect to any guarantee and after the curing or waiving of all events of default with respect to the guarantee, the guarantee trustee may perform only the duties that are specifically set forth in the guarantee.

     Once a guarantee event of default has occurred and is continuing, the guarantee trustee is to exercise, with respect to the holder of the trust preferred securities of the series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Unless the guarantee trustee is offered reasonable indemnity against the costs, expenses and liabilities which may be incurred by the guarantee trustee by a holder of the related trust preferred securities, the guarantee trustee is not required to exercise any of its powers under any guarantee at the request of the holder. Additionally, the guarantee trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the guarantee trustee reasonably believes that it is not assured repayment or adequate indemnity.

     The guarantee trustee is Bank One Trust Company, N.A., which is one of a number of banks and trust companies with which MetLife, Inc. and its subsidiaries maintain ordinary banking and trust relationships.

GOVERNING LAW

     Each guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

                              PLAN OF DISTRIBUTION

     MetLife, Inc. may sell the common stock, preferred stock and any series of debt securities, and MetLife Capital Trust II and MetLife Capital Trust III may sell any of the preferred securities, being offered hereby in one or more of the following ways from time to time:

     - to underwriters or dealers for resale to the public or to institutional investors;

     - directly to institutional investors; or

     - through agents to the public or to institutional investors.

     The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

     - the name or names of any underwriters or agents;

     - the purchase price of the securities and the proceeds to be received by MetLife, Inc. or the applicable trust from the sale;

     - any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

     - any initial public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchange on which the securities may be listed.

     If MetLife, Inc. or the trusts use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

     - negotiated transactions;

     - at a fixed public offering price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to prevailing market prices; or

     - at negotiated prices.

     The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for MetLife, Inc. or the trusts. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any with MetLife, Inc. or the trusts and its compensation.

     Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

     Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with MetLife, Inc. and/or the applicable trust, or both, to indemnification by MetLife, Inc. against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services for MetLife, Inc., any trust and/or MetLife, Inc.'s affiliates in the ordinary course of business.

     Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the common stock, may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by MetLife, Inc. or any trust for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

     The maximum underwriting discounts or commissions to be received by any underwriter for the sale of any securities pursuant to this shelf registration shall not be greater than eight (8) percent.

     Any offering of trust preferred securities will be made in compliance with Rule 2810 of the NASD Conduct Rules.

                                 LEGAL OPINIONS

     Unless otherwise indicated in the applicable prospectus supplement, the validity of any debt securities, preferred stock, common stock, trust preferred securities or guarantees offered hereby will be passed upon for MetLife, Inc. and MetLife Capital Trust II and/or MetLife Capital Trust III by Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP maintains a group life insurance policy with Metropolitan Life Insurance Company and beneficially owns an aggregate of less than 0.01% of MetLife, Inc.'s outstanding common stock. Helene L. Kaplan, a director of MetLife, Inc. and Metropolitan Life Insurance Company, is of counsel to Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                                  $200,000,000

                                 [METLIFE LOGO]
                                 [SNOOPY LOGO]
                          5.875% SENIOR NOTES DUE 2033

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                             PROSPECTUS SUPPLEMENT
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                              MERRILL LYNCH & CO.

                           A.G. EDWARDS & SONS, INC.
                                   CITIGROUP
                              UBS INVESTMENT BANK
                              WACHOVIA SECURITIES
                         BANC OF AMERICA SECURITIES LLC
                           CREDIT SUISSE FIRST BOSTON
                            DEUTSCHE BANK SECURITIES
                                    JPMORGAN

                               NOVEMBER 18, 2003
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